For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CSO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES RECORD 2022
FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, February 23, 2023 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2022.

Highlights
•Fourth quarter net sales of $386.6 million, up 15%
•Fourth quarter operating income of $42.7 million, up 53%
•Fourth quarter net income of $29.2 million, or $2.44 per diluted share, up 52%
•Full year net sales of $1.5 billion, up 13% year over year
•Full year operating income of $148.6 million, up 27%
•Full year net income of $101.9 million, up 27%
•Full year diluted EPS was $8.54, up 27%
•Record EBITDA of $195.9 million, up 21% year over year(1)
•Backlog of $1.0 billion, up 26% compared to year-end 2021

Fourth Quarter Results

Fourth quarter 2022 net sales were $386.6 million compared to $337.2 million in the fourth quarter of 2021, an increase of 15%. Gross margin improved in the quarter versus the fourth quarter of 2021 by $14.1 million or 17%. Fourth quarter net income improved 52% to $29.2 million, or $2.44 per diluted share, compared to net income of $19.2 million, or $1.62 per diluted share in the fourth

ALAMO GROUP ANNOUNCES 2022 FOURTH QUARTER AND YEAR END RESULTS PAGE 2
quarter of 2021. The Company’s backlog at the end of 2022 was in excess of $1.0 billion, an increase of $205.7 million, or 26%, from the backlog at the end of 2021.
The positive results reported for the quarter were achieved as a result of improved product deliveries, as well as a combination of effective price management, an improvement in manufacturing efficiencies, and disciplined control of operating expenses. These results were achieved despite continued headwinds directly related to supply chain disruptions and skilled labor shortages, as well as the negative impact of currency exchange rates on our consolidated financial results.
Full Year Results
Full year 2022 net sales increased to $1.5 billion, up 13% compared to $1.3 billion for the full year 2021. Net income for the year was $101.9 million, or $8.54 per diluted share, compared to net income of $80.2 million, or $6.75 per diluted share in 2021, a year-over-year improvement of 27%.
Throughout 2022, the Company experienced strong demand for its products with the Company setting records for net sales and earnings in each quarter of the year. The Company's record performance was achieved despite the significant material cost increases, supply chain disruptions and skilled labor shortages that the Company experienced during the year. Our results were also negatively impacted by currency translation as the U.S. dollar strengthened against the currencies of international countries where we operate.
Division Results
Vegetation Management
The Vegetation Management Division’s fourth quarter 2022 net sales were $232.5 million, up 14% compared to $204.3 million for the same period in 2021. Full year 2022 net sales in this Division were $937.1 million, compared to $812.7 million for the full year 2021, up 15%. The increase in net sales for both the fourth quarter and the full year was driven by strong customer demand for forestry, tree care, agricultural, and governmental mowing products in both North America and Europe.
The Division's fourth quarter operating income for 2022 was $30.2 million, up 67% compared to $18.1 million for the fourth quarter of 2021. Full year 2022 operating income was $108.5 million versus $78.9 million for the full year 2021, an increase of 37%. The Division benefited from strong

ALAMO GROUP ANNOUNCES 2022 FOURTH QUARTER AND YEAR END RESULTS PAGE 3
sales, improved pricing, and effective control of costs and expenses despite ongoing supply chain disruptions, higher material and inbound freight costs, and labor shortages. Outstanding performance in the Division's North American operations was complemented by strong results during the year in the United Kingdom, France, Brazil, and Australia.
Industrial Equipment
The Industrial Equipment Division’s fourth quarter 2022 net sales were $154.1 million, up 16% compared to $132.8 million during the same period in 2021. The increase was primarily attributable to higher sales of snow removal products and, to a lesser extent, other product lines within the Division. Insufficient availability of truck chassis and other industrial components continued to constrain the Division's sales growth during the fourth quarter of 2022.
Full year 2022 net sales were $576.6 million compared to $521.5 million for the full year 2021, an 11% increase. Excavators and vacuum trucks were the primary drivers of the sales increase, but all product lines contributed.
The Division’s fourth quarter operating income was $12.5 million, up 28% compared to $9.7 million for the fourth quarter of 2021. Full year 2022 operating income was $40.1 million compared to $38.0 million for the full year 2021, an increase of 5%. The Division was negatively impacted throughout 2022 by supply chain disruptions, constrained chassis deliveries, labor shortages, and higher material and inbound freight costs.

Comments on Results
Jeff Leonard, Alamo Group’s President and Chief Executive Officer, commented, “It was gratifying to achieve very solid results in the fourth quarter despite the persistent supply chain, cost inflation, and labor shortage headwinds we experienced throughout the year. Our teams once again worked through these challenges and produced record setting results to cap off the best year for sales and earnings in Company history. I’m very proud of our employees and take this opportunity to offer thanks and special recognition for their dedication, persistence, and ingenuity that largely overcame these obstacles and produced nice results in the fourth quarter and for 2022.
"As they had throughout the year, our markets continued to display strength during the fourth quarter. Governmental agencies at the state, county and municipal levels remained in good fiscal health and continued to invest in upgrading their infrastructure maintenance fleets. Activity in our

ALAMO GROUP ANNOUNCES 2022 FOURTH QUARTER AND YEAR END RESULTS PAGE 4
forestry and tree care segment was also strong and demand from the agricultural sector was good, especially for a fourth quarter. Order bookings in the quarter, while down 2% from prior year, were at a very good level. Bookings in our Industrial Equipment Division were sharply higher, while those in our Vegetation Management Division decreased. We ended 2022 with a backlog in excess of $1.0 billion for the first time which provides us good visibility for the first half of 2023.
"Our supply chain performance also improved modestly relative to the third quarter, although more improvement is needed to support accelerated sales growth over the next several quarters. Truck chassis deliveries remained constrained by allocations from the major OEM's, and although the allocation quantities are slowly increasing, they are not yet keeping pace with our requirements. This has driven the backlog in our Industrial Equipment Division higher, and it may be several more quarters before a balance is achieved. Other supply chain bottlenecks in components such as engines, hydraulics and wiring harnesses are easing and our Vegetation Management Division clearly benefited from this in the fourth quarter. Our labor situation also improved during the quarter, although we continue to have many open positions, particularly in manufacturing.
"Throughout 2022, our teams effectively managed pricing to stay ahead of material cost inflation. During the fourth quarter, we benefited demonstrably from this good price stewardship as our operating margin reached 11%, a record for a fourth quarter and, more importantly, the highest level of the year. Our teams also maintained good expense discipline and total fourth quarter operating expenses declined compared to the prior year.
"The combination of double-digit sales growth, price leverage, improving efficiencies, and spending restraint produced the highest quarterly earnings per share in our history. For the full year 2022, the Company also set new records for both sales and earnings. As we look ahead to the balance of 2023, we continue to have confidence in our team’s ability to drive further performance improvements. The continued strength of our markets, combined with the size and quality of our backlog supports that confidence, and we believe the Company is well positioned for future success."

ALAMO GROUP ANNOUNCES 2022 FOURTH QUARTER AND YEAR END RESULTS PAGE 5

Earnings Conference Call
The Company will host a conference call to discuss fourth quarter and year end 2022 financial results on Friday, February 24, 2023 at 10:00 a.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 877-407-0789 (domestic) or 201-689-8562 (international). For interested individuals unable to join the call, a replay will be available until Friday, March 03, 2023 by dialing 844-512-2921 (domestic) or 412-317-6671 (internationally), passcode 13734940.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Friday, February 24, 2023, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,200 employees and operates 28 plants in North America, Europe, Australia and Brazil as of December 31, 2022. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

ALAMO GROUP ANNOUNCES 2022 FOURTH QUARTER AND YEAR END RESULTS PAGE 6

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, new or unanticipated effects of the COVID-19 pandemic, geopolitical risks, including effects of the war in Ukraine, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$47,016	$42,115
Accounts receivable, net	317,581	237,970
Inventories	352,553	320,917
Other current assets	10,060	11,166
Total current assets	727,210	612,168

Rental equipment, net	33,723	32,514

Property, plant and equipment	155,007	152,491

Goodwill	195,858	202,406
Intangible assets	171,341	183,466
Other non-current assets	25,369	22,697

Total assets	$1,308,508	$1,205,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$97,537	$101,396
Income taxes payable	6,592	2,613
Accrued liabilities	71,368	73,523
Current maturities of long-term debt and finance lease obligations	15,009	15,032
Total current liabilities	190,506	192,564

Long-term debt, net of current maturities	286,943	254,522
Long term tax payable	3,781	4,416
Other long-term liabilities	23,668	27,119
Deferred income taxes	18,250	21,458

Total stockholders’ equity	785,360	705,663

Total liabilities and stockholders’ equity	$1,308,508	$1,205,742

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Net sales:
Vegetation Management	$232,545	$204,331	$937,065	$812,676
Industrial Equipment	154,059	132,842	576,551	521,547
Total Net Sales	386,604	337,173	1,513,616	1,334,223

Cost of Sales	288,809	253,521	1,137,098	999,709
Gross Margin	97,795	83,652	376,518	334,514
	25.3%	24.8%	24.9%	25.1%

Selling, general and administration expense	51,282	52,136	212,649	202,939
Amortization Expense	3,796	3,649	15,277	14,637
Income from Operations	42,717	27,867	148,592	116,938
	11.0%	8.3%	9.8%	8.8%

Interest Expense	(4,791)	(2,406)	(14,361)	(10,533)
Interest Income	530	272	752	1,149
Other Income	(200)	(715)	(673)	1,944

Income before income taxes	38,256	25,018	134,310	109,498
Provision for income taxes	9,091	5,791	32,382	29,253

Net Income	$29,165	$19,227	$101,928	$80,245

Net Income per common share:

Basic	$2.45	$1.62	$8.58	$6.78

Diluted	$2.44	$1.62	$8.54	$6.75

Average common shares:
Basic	11,884	11,843	11,877	11,837

Diluted	11,940	11,899	11,934	11,896

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 2 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended December 31,			Change due to currency translation
	2022	2021	% change from 2021	$	%

Vegetation Management	$232,545	$204,331	13.8%	$(7,004)	(3.4)%
Industrial Equipment	154,059	132,842	16.0%	(3,511)	(2.6)%
Total Net Sales	$386,604	$337,173	14.7%	$(10,515)	(3.1)%

	Twelve Months Ended December 31,			Change due to currency translation
	2022	2021	% change from 2021	$	%

Vegetation Management	$937,065	$812,676	15.3%	$(22,885)	(2.8)%
Industrial Equipment	576,551	521,547	10.5%	(9,537)	(1.8)%
Total Net Sales	$1,513,616	$1,334,223	13.4%	$(32,422)	(2.4)%

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	December 31, 2022	December 31, 2021	Net Change

Current maturities	$15,009	$15,032
Long-term debt, net of current	286,943	254,522
Total Debt	$301,952	$269,554

Total Cash	47,016	42,115
Total Debt Net of Cash	$254,936	$227,439	$(27,497)

EBITDA
	Twelve Months Ended
	December 31, 2022	December 31, 2021

Income from operations	$148,592	$116,938
Depreciation	31,412	29,842
Amortization	15,944	15,304
EBITDA	$195,948	$162,084

Adjusted EBITDA